UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 26, 2018

MEDITE CANCER DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-143570	36-4296006
(Commission File Number)	(IRS Employer Identification No.)

4203 SW 34th St.
Orlando, FL	32811
(Address of Principal Executive Offices)	(Zip Code)

(407) 996-9630
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
Entry into a Material Definitive Agreement.

On April 26, 2018, MEDITE Cancer Diagnostics, Inc., (the “Company”) consummated the closing of Securities Purchase Agreements (the “Purchase Agreements”) with two (2) accredited investors, both of whom are directors of the Company (“Purchasers”), pursuant to which the Company issued to the Purchasers secured promissory notes in the aggregate principal amount of $610,000 (the “Notes”) in consideration of an aggregate of $580,000 in cash, and $30,000 of which constitutes the conversion of an outstanding debt owed by the Company to one of the Purchasers. The Notes mature on the 60th month anniversary date following the Closing Date, as defined in the Notes (the “Maturity Date”). Accrued interest shall be paid in restricted common stock of the Company calculated at a value of $0.075 per share and on the basis of a 360-day year and shall accrue and compound monthly. The Notes are secured by security agreements (the “Security Agreements”) and shall represent perfected senior liens on all of the assets of the Company and its subsidiaries and will be subordinate to the obligation entered into with GPB Debt Holdings II, LLC and the affiliated subordinate investors on September 26, 2017. The Notes shall bear interest at a rate of 12% per annum. In addition, and in accordance with the terms of the Purchase Agreements, the Purchasers are to be issued 8,133,334 shares of the Company’s restricted common stock at 0.075 per share (the “Shares”). The Purchasers shall have piggy-back registration rights with respect to the Shares.

The foregoing summary of the transactions contemplated by the Purchase Agreement and the documents and instruments to be executed and/or issued in connection therewith, does not purport to be complete and is qualified in its entirety by reference to the definitive transaction documents, copies of which were filed as Exhibits to the Company’s Form 8K filed on February 12, 2018.

Item 2.03
Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the transactions described in Item 1.01 of this Current Report, which is incorporated into this Item 2.03, the Company has closed Purchase Agreements with the Purchasers as of the dates set forth in Item 1.01 pursuant to which it agreed to issue the Notes, Shares and Security Agreements to the Purchasers. The Notes will bear interest at a rate of 12% per annum, will be secured in accordance with the terms and conditions of the Security Agreements, and will be due and payable on the 60th month anniversary date following the Closing Date, as defined in the Notes or upon acceleration in accordance with its terms. Accrued interest shall be paid in restricted common stock of the Company calculated at a value of $0.075 per share and on the basis of a 360-day year and shall accrue and compound monthly. The Company may prepay the Notes at any time and from time to time without penalty. Payment of the obligations under the Notes may be accelerated, in general, upon any of the following events: (i) an uncured failure to pay any amount under the Notes when due; (ii) an uncured breach by the Company of its obligations under any of the offering documents; (iii) a material breach by the Company of its representations and warranties contained in the offering documents; (iv) certain material judgments are rendered against the Company; and (v) the occurrence of certain voluntary and involuntary bankruptcy proceedings.

Item 3.02
Unregistered Sales of Equity Securities.

The Company agreed to issue the Notes and Shares to the Purchasers in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The information disclosed in Items 1.01 and 2.03 is incorporated into this Item 3.02 in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDITE CANCER DIAGNOSTICS, INC.

Date: May 1, 2018	By:	/s/ Stephen Von Rump
Stephen Von Rump
Chief Executive Officer